Exhibit 99.1

Colony Capital Confirms Receipt of Notice
of Blackwells Capital’s Intent to Nominate Director Candidates

No Stockholder Action Required at this Time

LOS ANGELES – November 26, 2019 – Colony Capital Inc. (“Colony Capital” or the “Company”) (NYSE: CLNY) today confirmed it has received notice from Blackwells Capital LLC (“Blackwells”) of its intent to nominate five director candidates to stand for election to the Colony Capital Board of Directors at the Company’s 2020 Annual Meeting of Stockholders.

The date of the 2020 Annual Meeting has not yet been scheduled. Colony Capital stockholders are not required to take any action at this time.

Colony Capital issued the following statement:

The Colony Capital Board of Directors and management team are committed to acting in the best interests of the Company and all of its stockholders. Colony Capital values constructive engagement and is committed to enhancing value for all stockholders.

Under the guidance of the Board, Colony Capital has taken significant actions to position the Company to deliver long-term value for stockholders. Following a comprehensive review of the Company’s assets and businesses by its Strategic Asset Review Committee and the acquisition of Digital Bridge, the Company is sharpening its focus on the digital infrastructure and digital real state sector. The strategic shift will enable Colony Capital to capitalize on compelling investment opportunities in a sector positioned for continued, strong secular growth, where the Company has a clear and demonstrable competitive edge, as evidenced by the growth in our digital investment management business. This past year, Colony Capital raised the first of its kind global digital infrastructure fund, accumulating $4.05 billion of commitments, bringing the Company’s total AUM in digital to nearly $20 billion dollars pro-forma for the Zayo acquisition. The Company has also taken, and will continue to take, meaningful steps to simplify its business, rationalize its balance sheet and right size its G&A.

The Company has already made significant transformational progress in the last twelve months, including the following:

•	it entered into a definitive agreement to sell the entirety of its Light Industrial segment to Blackstone for $5.7 billion;

•	it sold NorthStar Realty Europe;

•	it has already exceeded the previously communicated target of $500 million of net proceeds from the sale of non-core assets from the Company’s Other Equity & Debt segment in 2019;

•
it is exploring the potential internalization of Colony Credit Real Estate to create the preeminent-internally-managed mortgage REIT with a clearly defined strategy to drive growth and profit maximization; and

•	it is ahead of its plans to right size its G&A costs.

The pivot to digital should also have a significantly positive effect on the Company’s operating efficiency.

The Board and management team are confident in the Company’s compelling value transformation into digital infrastructure and real estate and believe Colony Capital is taking the necessary strategic steps to drive long-term value for all stockholders.

The Colony Capital Board recognizes the importance of having the right mix of skills, expertise and experience and is committed to continuously reviewing its capabilities and ongoing refreshment on behalf of stockholders. Colony Capital’s Board includes twelve actively engaged and highly qualified directors, eleven of whom are independent, all of whom have strong expertise in areas critical to Colony Capital’s business, including real estate and investment management. Notably, in the past three years, seven independent directors have joined the Colony Capital Board, and the Company has a clearly established and effective process for regularly evaluating prospective directors.

Our track record demonstrates that the Board and management team are open to different perspectives and, when stockholders’ suggestions are compelling and value enhancing, the Board has moved quickly to embrace and implement them. In February, the Company entered into the cooperation agreement with Blackwells, pursuant to which three qualified and experienced independent directors were appointed to the Colony Capital Board, including two directors identified by Blackwells and one director mutually agreed to by Blackwells and the Company. The two directors identified by Blackwells have been a key part of the Company’s Strategic Asset Review Committee.

There are a number of factual inaccuracies in Blackwells’ press release which we will address at a later date.

Colony Capital’s Board of Directors and its Nominating and Corporate Governance Committee will review Blackwells’ proposed director nominees in accordance with the Company’s corporate governance guidelines and principles. The Board will present its recommendation with respect to the election of directors in the Company’s proxy statement, which will be filed with the Securities and Exchange Commission and mailed to all stockholders eligible to vote at the Company’s 2020 Annual Meeting of Stockholders.

Morgan Stanley is serving as financial advisor to Colony Capital and Hogan Lovells is serving as legal counsel.

About Colony Capital
Colony Capital, Inc. (NYSE: CLNY) is a leading global investment management firm with assets under management of $53 billion, which includes approximately $14 billion of assets under management from Digital Bridge, a leading global investment manager of digital infrastructure assets including cell towers, small cells, fiber and data centers. The Company manages capital on behalf of its stockholders, as well as institutional and retail investors in private funds, and traded and non-traded real estate investment trusts. The Company has significant holdings in: (a) the healthcare, industrial and hospitality property sectors; (b) Colony Credit Real Estate, Inc. (NYSE: CLNC), which is externally managed by a subsidiary of the Company; and (c) various other equity and debt investments. The Company is headquartered in Los Angeles with key offices in Boca Raton, New York, Paris and London, and has over 450 employees across 21 locations in 13 countries as a result of the business combination with Digital Bridge. For additional information regarding the Company and its management and business, please refer to www.clny.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. Factors that might cause such a difference include, without limitation, the timing and manner of the Company’s strategic shift to digital infrastructure and digital real state sector, including whether such shift will result in any of the anticipated benefits, the Company’s ability to complete compelling investment opportunities in the digital sector, the Company’s ability to continue deploying capital in its sponsored Digital Colony fund, whether the Company will enter into a definitive agreement with CLNC to internalize its management and transfer the Company’s credit management business to CLNC, our ability to achieve anticipated compensation and administrative cost savings pursuant to our corporate restructuring and reorganization plan, in the timeframe expected or at all, the Company’s ability to complete a sale of its industrial portfolio, including the related management platform within the timeframe contemplated, or at all, the pace of additional asset monetizations and other risks and uncertainties detailed in our filings with the U.S. Securities and Exchange Commission (“SEC”). All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Additional information about these and other factors can be found in Colony Capital’s reports filed from time to time with the SEC.

Colony Capital cautions investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. Colony Capital is under no duty to update any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and Colony Capital does not intend to do so.

Important Additional Information

Colony Capital, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Colony Capital stockholders in connection with the matters to be considered at Colony Capital’s 2020 Annual Meeting of Stockholders. Colony Capital intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Colony Capital stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Colony Capital’s 2020 Annual Meeting of Stockholders. Information regarding the direct and indirect beneficial ownership of Colony Capital’s directors and executive officers in Colony Capital securities is included in their SEC filings on Forms 3, 4 and 5, and additional information can also be found in Colony Capital’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 1, 2019, and in Colony Capital’s definitive proxy statement on Schedule 14A in connection with Colony Capital’s 2019 Annual Meeting of Stockholders, filed with the SEC on March 28, 2019. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Colony Capital with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Public Shareholders section of Colony Capital’s corporate website at www.clny.com.

Contact

Investors:
Lasse Glassen
Addo Investor Relations
310.829.5400
lglassen@addoir.com

Media:
Joele Frank, Wilkinson Brimmer Katcher
Andrew Siegel / Jon Keehner
212.355.4449